Exhibit 99.1

COMPUTER TASK GROUP, INCORPORATED

Amendment to Trust Agreement

for

Stock Employee Compensation Trust

AMENDMENT, dated October 31, 2007, to Trust Agreement, dated May 3, 1994, between Computer Task Group, Incorporated, a New York corporation (the “Company”), and Thomas R. Beecher, Jr. (the “Trustee”) as trustee, (the “Trust Agreement”). All capitalized terms contained in this Amendment that are not specifically defined in this Amendment shall have the meanings provided in the Trust Agreement.

RECITALS

Section 8.2 of the Trust Agreement provides that, subject to the terms of that section, the Trust shall terminate upon the earlier to occur of (a) the date the Trust no longer holds any assets, (b) May 3, 2004, or (c) the date specified in a written notice of termination given by the Board of Directors to the Trustee. Section 8.2 of the Trust Agreement also provides that if the Trust terminates (other than upon a Change of Control), the Committee shall direct the Trustee to sell some or all of the assets in the Trust, and that thereafter the proceeds of any sale and the remaining assets in the Trust shall be distributed as directed by the Committee to the Plans, used to pay off any loans of the Company to the Trust that are then outstanding, or returned to the Company as directed by the Committee in its discretion.

The Committee has not given the Trustee any direction concerning disposition of the assets of the Trust after a termination of the Trust.  Rather, the Trust has been actively maintained and used for its stated purposes through the date of this Amendment, and the Company desires to continue to maintain and use the Trust for its stated purposes in the future.

Section 8.1 of the Trust Agreement provides that except as otherwise provided in the Trust Agreement, the Board of Directors may amend the Trust at any time, and from time to time, in any manner that Board deems desirable, except that no amendment may change the duties of the Trustee without the Trustee’s consent (which may not be unreasonably withheld).  Section 8.1 of the Trust Agreement also provides that the Board of  Directors shall retain the power under all circumstances to clarify any ambiguities or similar issues of interpretation under the Trust Agreement.

The Board of Directors desires to clarify that the Trust has continued during the period from May 3, 2004 until the date of this Amendment and to specifically amend the Trust Agreement for the purpose of continuing its operation through May 3, 2014 as provided in this Agreement.

AGREEMENT

NOW, THEREFORE, the parties agree to amend the Trust Agreement as provided in this Amendment and agree that the Trust will be comprised, held, and disposed of under the Trust Agreement as provided in this Amendment:

1.

Amendment to Article 8, Section 8.2. The first paragraph of Section 8.2 of Article 8 of the Trust Agreement is deleted in its entirety, and it is amended and restated in its entirety as follows:

“8.2   Termination.  Subject to this Section, the Trust will terminate on the earlier of (a) the date the Trust no longer holds any assets, (b) May 3, 2014, or (c) the date specified in a written notice of termination given by the Board of Directors to the Trustee.”

2.

Effective date, other provisions.  This Amendment is effective as of May 3, 2004.  Except as expressly changed in this Amendment, the terms of the Trust Agreement will remain in full force and effect.  It is the intent of the parties that the Trust will be considered to have continued without termination during the period from May 3, 2004 through the date of this Amendment, but if the Trust is considered to have terminated on May 3, 2004, then

(a)

the Trust is re-formed and reinstated as of May 3, 2004 and all provisions of the Trust Agreement as amended in section 1 of this Agreement apply to the Trust as re-formed and reinstated on May 3, 2004,

(b)

the Trustee is directed to continue to hold the assets of the Trust under the terms of the Trust Agreement as provided in Section 2(a), and

(c)

all acts taken by or on behalf of the Trust by the Trustee and the Company during the period from May 3, 2004 through the date of this Agreement that were in compliance with the terms of the Trust Agreement, without giving effect to subsection (b) of the first paragraph of Section 8.02 of the Trust Agreement prior to the date of this Amendment, are ratified and approved.

3.

Certification by the Company.  In accordance with Article 8, Section 8.3 of the Trust Agreement, the Company hereby certifies that the amendments to the Trust provided for in this Amendment has been duly authorized, approved, and directed by its Board of Directors.

4.

Consent of Trustee.

By signing below, to the extent required by Article 8 Section 8.1 of the Trust Agreement in order to cause the amendments to the Trust contained in this Amendment to be effective, the Trustee hereby consents to the amendments to the Trust as provided in Article 8, Section 8.3 of the Trust Agreement.

5.

Miscellaneous.

(a)

Controlling Law.  The laws of the State of the New York shall be the controlling law in all matters relating to this Amendment, without regard to conflicts of law.

(b)

Severability.

  If any provision of this Amendment is held to be illegal, invalid or unenforceable for any reason, that provision will not affect the remaining parts of this Amendment, and this Amendment shall be construed and enforced as if the provision was not contained in this Amendment.

(c)

Counterparts.  This Amendment may be signed in one or more counterparts, all of which will be considered one and the same agreement, and which will become effective when one counterpart has been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.

IN WITNESS WHEREOF, the Company and the Trustee have caused this Agreement to be signed on October 31, 2007 by the undersigned thereunto duly authorized.

COMPUTER TASK GROUP, INCORPORATED

By:/S/ James R. Boldt

Name: James R. Boldt

Title: Chairman and Chief Executive

Trustee

By: /S/ Thomas R. Beecher, Jr.

     Thomas R. Beecher, Jr.

STATE OF NEW YORK

)

)  SS:

COUNTY OF ERIE

)

On the 31st day of October in the year 2007, before me, the undersigned, personally appeared James R. Boldt, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

 /S/ Peter P. Radetich

Notary Public

Notary Public, State of New York

Qualified in Erie County

My Commission Expires Oct. 31/2009

STATE OF NEW YORK

)

)  SS:

COUNTY OF ERIE

)

On the 17 day of October in the year 2007, before me, the undersigned, personally appeared Thomas R. Beecher, Jr., personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/S/ Luke T. Jacobs

Notary Public

LUKE T. JACOBS

Notary Public, State of New York

Qualified in Erie County

My Commission Expires 04/22/2008